ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT
           ----------------------------------------------------------

        THIS AGREEMENT is made as of March 13, 2003 by and between Excelsior Buyout Investors, LLC (the "Fund") and PFPC INC. ("PFPC").

                                    W I T N E S S E T H :

        WHEREAS, the Fund is a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS,   the  Fund   wishes  to  retain   PFPC  to   provide   certain
administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Definitions.  As Used in this Agreement:

        (a) "1933 Act" means the Securities Act of 1933, as amended.

        (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

        (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's managers to give Oral Instructions and Written Instructions on behalf of the Fund. Such persons are listed in the Certificate attached hereto as the Authorized Persons Appendex (as the same may be revised by the Fund upon reasonable prior notice to PFPC from time to time). An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

        (d) "Member" shall have the same meaning given such term in the LLC Agreement (as hereinafter defined).

        (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person who is listed on the then current Authorized
            Persons  Appendix.   Oral  Instructions  shall





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

            include any e-mail communication sent by an Authorized Person and received and opened by PFPC.

        (f) Organizational Documents" means the Fund's LLC Operating Agreement ("LLC Agreement") and registration statement.

        (g) "SEC" means the Securities and Exchange Commission.

        (h) "Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

        (i) "Written Instructions" means (i) written instructions signed by an Authorized Person or a person reasonably believed by PFPC to be an Authorized Person who is listed on the then current Authorized Persons Appendix and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, or facsimile sending device.

2. Appointment. The Fund hereby appoints PFPC to provide administration, accounting and investor services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

        (a) at PFPC's request, certified or authenticated copies of the resolutions of the Fund's managers, approving the appointment of PFPC or its affiliates to provide services and approving this Agreement;

        (b) a copy of the Fund's registration of securities pursuant to Section 12(g) of the Securities Exchange Act of 1934 on Form 8-A;

        (c) a copy of the Fund's most recent effective registration statement on Form N-2 under the 1933 Act, as filed with the SEC;

        (d) a copy of all of the Fund's Organizational Documents;

        (e) a copy of any distribution agreement with respect to the Fund;



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        (f) a copy of the Fund's advisory agreement or agreements;

        (g) a copy of any additional administration agreement with respect to the Fund;

        (h) a copy of any investor servicing agreement made with respect to the Fund; and

        (i) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4. Compliance with Rules and Regulations. PFPC undertakes to comply with the applicable requirements of the Securities Laws and with the requirements of such other laws that are applicable to the duties to be performed by PFPC hereunder as are reasonably requested of PFPC by the Fund and as are acceptable to PFPC (such acceptance by PFPC not to be unreasonably withheld). Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

5.      Instructions.

        (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

        (b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person who is listed on the then current Authorized Persons Appendix) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's managers or Members, unless and until PFPC receives Written Instructions to the contrary.

        (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are




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



            not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. PFPC shall promptly notify the Fund of any differences between the Oral Instructions and the confirming Written Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person who is listed on the then current Authorized Persons Appendix, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.      Right to Receive Advice.

        (a) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may, without limitation, be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC). If PFPC requests advice with respect to the Fund from counsel for the Fund, it will inform the Fund of that fact.

        (b) Protection of PFPC. Without limiting PFPC's other protections under this Agreement, PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from Fund counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other




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



            provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

7.      Records; Visits.

        (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense; provided that upon termination of this Agreement the original records of the Fund still under the control of PFPC shall be delivered to the successor fund administrator, at the Fund's reasonable expense. Following the termination of this Agreement, PFPC may maintain a copy of the records of the Fund at its own expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

        (b) PFPC shall keep the following records:

            (i) all books and records with respect to the Fund's books of account; and

           (ii)  records of the Fund's securities transactions.

8. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective





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        subsidiaries  and affiliated  companies and the  customers,  clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or
        not  patentable  or  copyrightable;   and  (d)  anything  designated  as
        confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;
        (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is required to be released in connection with the provision of services under this Agreement; (g) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) has been or is independently developed or obtained by the receiving party.

               PFPC will not gather, store, or use any Customer Information (as defined below), and will not disclose, distribute, sell, share, rent or otherwise transfer any Customer Information to any third party, except as provided in this Agreement or as PFPC may be directed in advance in writing by the Fund or as required in connection with the provision of services under this Agreement or as permitted or required by applicable law. PFPC represents, covenants, and warrants that PFPC will use Customer Information only in compliance with: (a) this Agreement; (b) any Fund




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

        privacy policies provided to PFPC and accepted by PFPC; and (c) all applicable laws, policies and regulations (including but not limited to applicable laws, policies and regulations related to spamming, privacy, and consumer protection). As soon as PFPC no longer needs to retain such Customer Information in order to perform its duties under this Agreement, PFPC will upon request promptly return or (if so instructed by the Fund in writing) destroy all originals and copies of such Customer Information, except to the extent PFPC is prohibited by law from doing so. "Customer Information" means all intentionally or unintentionally disclosed non-public personal information, however collected, including without limitation, through "cookies", Web bugs or non-electronic means, pertaining to or identifiable to a Customer (as defined below), including without limitation name, address, e-mail address, passwords, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data, or any other identification data.

9. Liaison with Accountants. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights owned or licensed and utilized by PFPC in connection with the services provided by PFPC to the Fund (collectively, "PFPC System Elements"). To the extent that PFPC System Elements are incorporated into any work product for the Fund, PFPC hereby





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



        grants a non-exclusive, royalty-free and non-transferable license to use the PFPC System Elements in the form provided to the Fund.

11. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.

12. Compensation. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

13.     Indemnification.

        (a) The Fund agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively "Losses") arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified and held harmless against any Losses caused by PFPC's or its affiliates' willful misfeasance, bad faith, negligence or breach of its duties and obligations under this Agreement.

        (b) Notwithstanding anything in this Agreement to the contrary, neither the Fund nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such damages or loss was known by the Fund or its affiliates.

        (c) PFPC will indemnify and hold harmless the Fund from all Losses incurred by the Fund to the extent (and only to the extent) that such Losses arise out of PFPC's (i) breach





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



        of its duties and obligations under this Agreement; (ii) willful misfeasance; (iii) bad faith; or (iv) negligence.

14.     Responsibility of PFPC.

        (a) PFPC shall be under no duty to take any action on behalf the Fund except as stated herein or as may be agreed to by PFPC, in writing. PFPC shall be obligated to exercise reasonable care and reasonable diligence in the performance of its duties and obligations hereunder (including the services set forth in Schedule B to this Agreement) and to act in good faith in performing services provided for under this Agreement. For purposes of indemnification under Section 13 of this Agreement, the standards set forth in the prior sentence will be used as the measurement of whether PFPC's performance is in breach of its duties and obligations under this Agreement.

        (b) PFPC, in connection with its duties under this Agreement, shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine. Notwithstanding anything in this Agreement to the contrary, PFPC shall not be liable for any Losses, delays or errors or loss of data occurring by reason of circumstances beyond PFPC's reasonable control, including without limitation acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, acts of terrorism, insurrection, war, riots or failure of the mails, transportation,




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



            communication  or  power  supply.   For  clarity,   the  immediately
            preceding sentence shall not obviate PFPC's duties under Section 11 of this Agreement.

        (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

        (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

        (e) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is substantially due to PFPC's negligence or willful misconduct.

15.     Description  of  Accounting  Services on a Continuous  Basis.

        PFPC will perform the following accounting services if necessary with respect to the Fund:

            (i)  Journalize   investment,   capital   and  income  and   expense
                 activities;

           (ii) Verify investment buy/sell trade tickets when received from the investment adviser for the portfolio (the "Adviser") and transmit trades to such portfolio's custodian(s) for proper settlement;

          (iii)  Maintain   individual   ledgers  for  investment  funds  and/or
                 investment securities;

           (iv)  Maintain historical tax lots for each investment fund;

            (v) Record and reconcile corporate action activity and all other capital changes;




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



           (vi) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes.

          (vii) Update the cash availability throughout the day as required by the Adviser;

         (viii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's investment advisory agreement;

           (ix) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

            (x) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

           (xi)  Control all disbursements and authorize such disbursements from
                 the  Fund's   account  with  the   custodian(s)   upon  Written
                 Instructions;

          (xii)  Calculate capital gains and losses;

         (xiii)  Determine net income;

          (xiv) Determine applicable foreign exchange gains and losses on payables and receivables;

           (xv) Obtain monthly security market quotes and currency exchange rates from independent pricing sources approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC and acceptable to PFPC;

          (xvi) Transmit or mail a copy of the monthly portfolio valuation to the Adviser;

        (xviii)  Arrange  for  the   computation  of  the  net  asset  value  in
                 accordance with the provisions of the Fund's registration statement;

          (xix) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

           (xx) Prepare a monthly financial statement, which will include the following



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



                 items:

                      Schedule of Investments
                      Statement of Assets and Liabilities
                      Statement of Operations
                      Statement of Changes in Net Assets
                      Cash Statement Schedule of Capital Gains and Losses

16. Description of Administration Services on a Continuous Basis. PFPC will perform the following administration services if required with respect to the Fund:

            (i)  Prepare periodic security transaction listings;

           (ii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

          (iii) Prepare for execution and file the Fund's Federal tax returns and state tax returns;

           (iv) Coordinate contractual relationships and communications between the Fund and its contractual service providers;

           (iv) Coordinate the preparation of financial statements, schedules, notes and related financial and supplementary data in connection with the filing of the Fund's Annual and Semi-Annual Reports;

            (v) Prepare and file the Fund's annual and semi-annual reports with the SEC on Form N-SAR;

            (vi) Assist in preparation of registration statements;

            (vi) Coordinate printing of the Fund's annual shareholder reports;

           (vii) As mutually agreed upon by the parties hereto in separate writing, perform such additional administrative duties relating to the administration of the Fund as may be required for the ongoing operation of the Fund in a manner consistent with the requirements of the 1940 Act; and

          (viii) As mutually agreed upon by the parties hereto in separate writing, monitor and report on SEC, Internal Revenue Service and general prospectus compliance.

17. Description of Investor Services on a Continuous Basis. PFPC will perform the following functions if necessary:

            (i) Maintain the register of Members and enter on such register all issues, transfers and repurchases of interests in the Fund

           (ii) Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Fund's LLC Agreement;

          (iii)  Allocate  income,  expenses,  gains and  losses  to  individual
                 Members' capital accounts in accordance with the Fund's LLC Agreement;

           (iv) Calculate the Incentive Allocation in accordance with the Fund's LLC Agreement and reallocate corresponding amounts from the applicable Members' accounts to the Adviser's account;

            (v) Prepare and mail annually to each Member a Form K-1 in accordance with applicable tax regulations; and

           (vi) Mail Fund offering materials to prospective investors in accordance with instructions from an Authorized Person.

18. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Fund.

19. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days prior written notice of such assignment or delegation.

21.     Counterparts.   This   Agreement   may  be   executed  in  two  or  more
        counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.     Miscellaneous.

        (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

        (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

        (c) Notices. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

                             If to the Company:

                             Excelsior Buyout Investors, LLC
                             c/o United States Trust Company
                             225 High Ridge Road
                             Stamford, Connecticut  06905



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

                             If to PFPC:

                             PFPC Inc., Attn: President
                             301 Bellevue Parkway
                             Wilmington, DE  19809

        (d) Governing Law. This Agreement  shall be deemed to be a contract made
            in  Delaware  and  governed  by  Delaware  law  without   regard  to
            principles of conflict of law.

        (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        (g) No Representations or Warranties. There are no oral or written representations, agreements or understadings between PFPC and the Fund except to the extent stated in this Agreement.

        (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.


                                    By:  __________________________________

                                    Title: ________________________________






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



                                    EXCELSIOR BUYOUT INVESTORS, LLC


                                    By:    ________________________________


                                    Title:  _______________________________






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